Exhibit 99.1

News Release

Westmoreland Enters into Restructuring Support Agreement with Members of Ad Hoc Lending Group; WMLP Simultaneously Files Chapter 11 to Sell Assets

Westmoreland Files Pre-Arranged Chapter 11 to Right-Size Capital Structure

Englewood, CO – October 09, 2018 – Westmoreland Coal Company (“Westmoreland” or “the Company”) (OTCMKTS: WLBA) announced today it has entered into a restructuring support agreement (“RSA”) with members of an ad hoc group of lenders (the “Ad Hoc Group”) that hold approximately 76.1% of the Company’s term loan, approximately 57.9% of its senior secured notes, and approximately 79.1% of its bridge loan. To implement the RSA, Westmoreland today filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division.

In addition, Westmoreland affiliate Westmoreland Resource Partners, LP (NYSE: WMLP) (“WMLP”) simultaneously filed for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. WMLP has agreed to terms with its secured creditors on the use of cash collateral to fund WMLP’s normal course operations and allow WMLP to serve its customers during the course of WMLP’s chapter 11 case. WMLP intends to continue working constructively with an ad hoc group of its secured lenders (the “WMLP Ad Hoc Group”) in connection with a value-maximizing sale and marketing process that began prior to the commencement of WMLP’s chapter 11 case.

Westmoreland’s Canadian entities and Westmoreland Risk Management, Inc. are excluded from the voluntary petitions. Westmoreland’s operations in the U.S. and Canada are cash flow positive and liquidity from operations combined with the Company’s Debtor-In-Possession (“DIP”) financing is sufficient to continue operating its mines in the normal course of business, without any expected impact to current output levels. Importantly, Westmoreland anticipates no staff reductions as a result of the restructuring announcement.

“After months of thoughtful and productive conversations with our creditors, we have developed a plan that allows Westmoreland to operate as usual while positioning Westmoreland for long-term success,” said Michael Hutchinson, Westmoreland’s Interim Chief Executive Officer. “We will continue to work constructively with the Ad Hoc Group and serve our customers in the normal course as we progress through an expedited process to restructure our long-term debt and other liabilities. Our goal is to emerge as a stronger Westmoreland, better positioned to grow and thrive. We appreciate the ongoing support of our business partners, customers and creditors throughout this process. In addition, we thank our passionate Westmoreland team members for their tireless dedication and commitment to building a stronger Westmoreland.”

In support of the RSA, Westmoreland launched a business transformation aimed at significantly increasing cash flow for all operational and support areas of the business. Initiatives identified by Westmoreland are expected to yield significant annual run rate savings from operational, commercial and overhead efficiencies.

RSA Terms and DIP Financing

The RSA provides that the $90 million outstanding under the Company’s existing $110 million bridge loan facility, which it entered into in May 2018 (the “Bridge Loan”), will be refinanced with a new $110 million DIP facility, of which $90 million has been drawn, subject to Bankruptcy Court approval. The DIP financing and cash flow from operations are expected to provide adequate liquidity to support Westmoreland’s U.S. and Canadian business throughout the restructuring process. The superpriority non-amortizing DIP facility bears interest at the same rate as the Bridge Loan.

Under the RSA, the Ad Hoc Group has agreed to act as a stalking horse bidder to acquire substantially all of Westmoreland’s business assets. Separately, WMLP will continue its sale process.

The RSA addresses Westmoreland’s liabilities, including funded debt and other obligations, and provides the means for it to continue operating in the normal course of business. For additional information, please refer to the Company’s current report on Form 8-K filed along with this announcement.

Both Westmoreland and WMLP have filed “first day” motions with the Bankruptcy Court. When granted, these motions will enable day-to-day operations, regular payment of employee wages and benefits, and payment to key trade creditors for goods and services provided on or after the filing date to continue as usual.

Additional information on the process, including court filings and information about the claims process, is available at www.donlinrecano.com/westmoreland or through Westmoreland’s dedicated restructuring hotline at (800) 499-8519.

Kirkland & Ellis LLP is acting as legal counsel to Westmoreland; Centerview Partners LLC is acting as investment banker and financial advisor; Alvarez & Marsal is acting as restructuring adviser; and McKinsey Recovery & Transformation Services U.S., LLC is acting as an operational advisor. Jones Day is acting as legal counsel and Lazard Freres is acting as investment banker to the Conflicts Committee of the board of directors of Westmoreland Resource Partners, GP, general partner of WMLP.

About Westmoreland Coal Company

Westmoreland Coal Company (OTCMKTS: WLBA) is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership. For more information, visit www.westmoreland.com.

About Westmoreland Resource Partners, LP

Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.westmorelandmlp.com.

Forward Looking Statements

This release contains forward-looking statements about Westmoreland and WMLP. The companies claim the protection of the safe -harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements neither of historical fact nor guarantees or assurances of future performance. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding: the expected beneficial outcomes of the filing for relief under chapter 11 of the U.S. Bankruptcy Code or other restructuring process transactions; asset sales; first day motions; the RSA; DIP financing; the future position of the companies; and the outcomes of the transformation initiative. These and other forward-looking statements regarding Westmoreland’s and WMLP’s business outlook are based on Westmoreland’s and WMLP’s current expectations and assumptions regarding their businesses, the economy, demand for their products, success in completing their transformation and restructuring processes, and other future conditions. These risk factors, and others, are included in reports on file with the Securities and Exchange Comission for Westmoreland and WMLP. Westmoreland and WMLP caution you against relying on any of these forward-looking statements. Westmoreland and WMLP undertake no obligation to publicly update or revise any forward-looking statements.

Contact:

Brian Schaffer

bschaffer@prosek.com

(646) 503-5971

Or

Kristin Cole

kcole@prosek.com

(310) 652-1411